Exhibit 99.1

Contacts:
Dave Hage	Kristyn Hutzell
Executive Vice President	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

FOR IMMEDIATE RELEASE

February 16, 2007

Power-One Announces Chief Financial Officer Changes

CAMARILLO, Calif., February 16, 2007 — Power-One, Inc. (NASDAQ:PWER) today announced that Paul Ross, Vice President Finance, Treasurer and Chief Financial Officer has notified the company of his plans to resign to accept another position.  At the same time, the Company announced his successor, Jeffrey J. Kyle.

Mr. Ross will continue in full time active service to the Company and act as the Company’s principal financial officer until all currently pending financial reports and related filings are completed, including the Company’s Annual Report on Form 10-K for the fiscal year 2006, and the Definitive Proxy Statement.  It is estimated that the last day of Mr. Ross’s employment will be March 16th.

Mr. Kyle, currently serving as  the Company’s Vice President, Operations, Silicon Power Solutions business unit, will replace Mr. Ross as Chief Financial Officer at the time of Mr. Ross’s official departure from the Company.  Mr. Kyle joined the Company in 2003.  He holds a B. S. degree in Accounting and Finance, and has experience in both public accounting and corporate financial positions.  Immediately prior to joining Power-One, Mr. Kyle held senior operational positions with SanDisk, Inc.

Bill Yeates, Power-One’s Chief Executive Officer, commented, “Paul has done an outstanding job for Power-One over these last few years, including direct involvement on our recent acquisition, and ensuring that we have the financial processes and organization in place to support the growth that we see for the company.  We greatly appreciate Paul’s many contributions over the years, and his professionalism and commitment to Power-One in ensuring that the transition of his office is smooth and seamless.   While we will miss him, the organization that he has established will continue to provide first-rate support and ensure excellence in our financial reporting and accounting systems.  We wish Paul the best in the future with his new opportunity.”

Mr. Yeates added, “We are most fortunate to have an immediate, well-qualified successor on board in Jeff Kyle.  Jeff is a very experienced executive with strong financial and accounting skills, as well as exceptional operational experience.  We believe this combination of skills, when coupled with the strong organization, solid processes and talented personnel that have been nurtured during Paul’s tenure, will provide the Company with a very capable worldwide financial organization.”

Paul Ross commented, “I’m honored to have been able to work with Power-One during these past several years of growth and opportunity. The entire finance team has banded together to facilitate and support the expansion to an extremely well positioned company. While timing is right for me to pursue another challenge, I am confident  that the team I am leaving behind will do an exceptional job at maintaining flawless execution of the entire finance organization.”

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to OEM customers in the telecommunications and server/storage markets; as well as data communications equipment manufacturers.

Power-One’s high-reliability products are also used in applications such as test equipment, high-end industrial applications, and alternative energy. Power-One, with headquarters in Camarillo, CA, has over 4,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Italy, Hungary, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

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